Exhibit 10.30

NEORX CORPORATION
INCENTIVE STOCK OPTION AGREEMENT UNDER
2004 INCENTIVE COMPENSATION PLAN

THIS AGREEMENT is made between NeoRx Corporation (“NeoRx”) and «Name».  Capitalized terms not explicity defined in this Agreement but defined in the NeoRx Corporation 2004 Incentive Compensation Plan (the “Plan”) shall have the same definitions as in the Plan.

Grant Date.  The effective date of this Agreement is «Date» (the “Grant Date”).

Grant.  The Compensation Committee of the Board of Directors hereby grants to you an Option to purchase «Shares» shares (the “Shares”) of NeoRx Common Stock at the Option price of $«Price» per share (“Option”) pursuant to the terms and conditions of the Plan.

Incentive Stock Option.  This Option is intended to be an “incentive stock option” as that term is used under Section 422 of the Internal Revenue Code of 1986, as amended.  Any portion of this Option which exceeds the limits contained in Internal Revenue Code Section 422 or would otherwise not qualify as an incentive stock option under that Section will be treated as a nonqualified stock option.

Term.  The term of the Option is ten years from the Grant Date, unless sooner terminated.

Exercise.  During your lifetime only you can exercise the Option.  The Plan provides for exercise of the Option by the personal representative of your estate or the beneficiary thereof following your death.

Termination of Option.  The unvested portion of the Option will terminate automatically upon termination of your employment or other service relationship with NeoRx or a related corporation for any reason.  The vested portion of the Option will remain exercisable after termination of your employment or other service relationship with NeoRx or a related corporation until the earliest of:

(a)                                  three months after termination for any reason other than for Cause, Retirement or by reason of Total Disability or death;

(b)                                 one year after termination by reason of Retirement, Total Disability or death;

(c)                                  immediately upon termination for Cause; and

(d)                                 the tenth anniversary of the Grant Date.

If you die while the Option is still exercisable, the Option will remain exercisable until the earlier of (i) the tenth anniversary of the Grant Date and (ii) one year from the date of death.

It is your responsibility to be aware of the date on which the Option terminates and is no longer exercisable.

Transferability of Option.  The Option is not transferable except by will or by the applicable laws of descent and distribution.  Notwithstanding the foregoing, the Plan Administrator, in its sole discretion, may permit you to assign or transfer an Award; provided, however, that the Option shall continue to be subject to all the terms and conditions of the Plan and this Agreement.

Vesting and Exercisability.  [Alt. 1:  For new hire Employee ISO grants:  The Option will vest and become exercisable at the rate of 25% one year after the Grant Date and thereafter in equal monthly amounts over the next three years.]  [Alt. 2:  For post-hire ISO grant to Employees, e.g., company-wide employee stock grants, promotions:  The Option will vest and become exercisable at the rate of 1/48th per month with the first monthly portion vesting on                               .]

Terms of Payment.  The Option price must be paid in full at the time of exercise in cash or by check acceptable to the Compensation Committee or to the extent permitted by the Compensation Committee, in NeoRx Common Stock (which generally must have been held for at least six months), delivery of an exercise notice, together with irrevocable instructions to a broker to deliver to NeoRx the amount of proceeds necessary to pay the exercise price, or any other form of consideration permitted by  the Compensation Committee, or a combination thereof, as the Compensation Committee may determine.  Common Stock delivered as full or partial payment upon exercise will be valued at the fair market value of the Common Stock.  In addition, you must pay or otherwise make provision for any applicable tax withholding amounts that may become due on exercise before NeoRx will be obligated to issue any Shares to you.

Dividend, Stock Split, Combination or Reclassification.  If, from time to time, during the term of this Agreement, there is any stock dividend, stock split, combination of shares, or reclassification of the outstanding Common Stock, then any and all new, substituted or additional shares to which you are entitled by reason of this Agreement will be included in the word “Shares” for all purposes of this Agreement with the same force and effect as the Shares presently subject to this Agreement and there will be a corresponding adjustment to the price for each Share.

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Acceptance and Acknowledgment.  By your signature below, you accept the Option described above and in the Plan, and acknowledge receipt of a copy of this Agreement, the Plan and the Plan Summary.  You also acknowledge that you have read and understand the Plan, including the provisions of Section 13.

NEORX CORPORATION

By:
Anna Lewak Wight
Vice President, Legal

EMPLOYEE:

Signature:

Date:

Address:

Taxpayer I.D.: